Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ORCHARD SUPPLY HARDWARE STORES CORPORATION

(Pursuant to Section 303 of the General Corporation Law of the State of Delaware)

Orchard Supply Hardware Stores Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 303 thereof, hereby certifies as follows:

1. Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

FIRST: The name of the corporation is OSH 1 Liquidating Corporation (the “Corporation”).

2. Section F, Section H and Section I of Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation are hereby deleted in their entirety.

3. A new Article THIRTEENTH is hereby added to the Amended and Restated Certificate of Incorporation of the Corporation as follows:

THIRTEENTH: Notwithstanding any other provision of the Charter to the contrary, at and after the time this Certificate of Amendment to the Charter becomes effective (the “Effective Time”), subject to the rights of the holders of any Preferred Stock then outstanding (including, for the avoidance of doubt, the right to elect additional directors under specified circumstances): (i) the number of directors shall be determined from time to time by a resolution adopted by the affirmative vote of a majority of the Whole Board; provided, however, that, at the Effective Time, the number of directors shall be three; (ii) the holders of the Common Stock shall vote together as a separate class with any one or more classes or series of capital stock of the Corporation entitled to vote thereon to elect the directors; (iii) each director shall serve for a term expiring upon the next annual meeting of stockholders following his or her election, and shall hold office until his or her successor shall have been duly elected and qualified; (iv) newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders); (v) a majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board; and (vi) except as otherwise expressly required by law and except with respect to matters for which the Charter (assuming the Effective Time had not occurred) would otherwise require a resolution adopted by the affirmative vote of a majority of the Whole Board, all matters (including, for the avoidance of doubt, any determination, interpretation or action adopted by the Board pursuant to Article FOURTH, Section C(7) of the Charter) shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present. For the avoidance of doubt, (i) all provisions of the Charter (other than this Article THIRTEENTH) and By-Laws shall be subject to this Article THIRTEENTH and (ii) to the extent there is a conflict between the By-Laws and this Article THIRTEENTH, this Article THIRTEENTH shall control.

4. The foregoing amendments of the Amended and Restated Certificate of Incorporation of the Corporation have been duly ordered by the United States Bankruptcy Court for the District of Delaware in accordance with the provisions of Section 303 of the DGCL.

5. These amendments to the Amended and Restated Certificate of Incorporation of the Corporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, Orchard Supply Hardware Stores Corporation has caused this Certificate of Amendment to be signed by Kevin R. Czinger, the President and Chief Executive Officer, this 6th day of September, 2013.

ORCHARD SUPPLY HARDWARE STORES CORPORATION

By:	/s/ Kevin R. Czinger
Name: Kevin R. Czinger
Title: President and Chief Executive Officer

[Signature Page to the Certificate of Amendment]